Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 30, 2026, between Mercer International Inc., a Washington corporation (the “Company”) and Computershare Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 21, 2023, providing for the issuance of 12.875% Senior Notes due 2028 (the “Notes”), as supplemented by that First Supplemental Indenture, dated as of April 15, 2026 (collectively, the “Indenture”);

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes, the Company and the Trustee may amend or supplement the Indenture;

WHEREAS, the Company has received, and has delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes to the amendment of the Indenture as set forth in Section 2 of this Supplemental Indenture (the “Consented Amendment”); and

WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it in entering into, this Supplemental Indenture for the purpose of amending the Indenture to give effect to the Consented Amendment as permitted by Section 9.02 of the Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.

DEFINED TERMS. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.	AMENDMENT TO INDENTURE. Section 6.01(1) of the Indenture is hereby amended and restated in its entirety as follows:

“(1) default for 90 days in the payment when due of interest, if any, on the Notes;”

3.

RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.	EFFECTIVENESS. This Supplemental Indenture, and the Consented Amendment, shall become effective immediately upon its execution and delivery by the Company and the Trustee.

5.

NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.

COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture (or any document executed in connection with this Supplemental indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

7.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

8.

TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MERCER INTERNATIONAL INC.
as Company

By:	/s/ Richard Short
Name: Richard Short
Title: Chief Financial Officer and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.,
not in its individual capacity, but solely as Trustee
By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President